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                                 EXHIBIT 4.9.2





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                            NON-REVOLVING LINE NOTE



$3,000,000                                                       August 10, 1995
                                                         Los Angeles, California


                    FOR VALUE RECEIVED, the undersigned promise to pay to the order of Sumitomo Bank of California (the "Bank"), the principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000) or such lesser aggregate amount of advances under the Non-Revolving Line of Credit as may be made by the Bank pursuant to the Loan Agreement referred to below, together with interest on the principal amount of each advance under the Non-Revolving Line of Credit remaining unpaid from time to time from the date of each such advance under the Non-Revolving Line of Credit until the date of payment in full, payable as hereinafter set forth.

                    Reference is made to the Commercial Loan Agreement dated as of even date herewith, by and among the undersigned, as Borrowers, and the Bank (the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Loan Agreement. This is the Non-Revolving Line Note referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges, and subject to all of the obligations of the Bank provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

                    The principal indebtedness evidenced by this Non-Revolving Line Note shall be payable as provided in the Loan Agreement and in any event on July 31, 1996.

                    Interest shall be payable on the outstanding daily unpaid principal amount of advances under the Non-Revolving Line of Credit from the date first written above until payment in full and shall accrue and be payable at the rate and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in
Section 4.9 of the Loan Agreement, to the fullest extent permitted by applicable law.





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                    Each payment hereunder shall be made to the Bank in
immediately available funds not later than 1:00 p.m. (Los Angeles time) on the day of payment (which must be a Banking Day). All payments received after 1:00 p.m. (Los Angeles time) on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

                    The Bank shall use its best efforts to keep a record of advances under the Non-Revolving Line of Credit made by it and payments received by it with respect to this Non-Revolving Line Note, and, absent manifest error, such record shall be presumptive evidence of the amounts owing under this Non-Revolving Line Note.

                    The undersigned hereby promise to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned's obligations hereunder or in enforcing or attempting to enforce any of such holder's rights hereunder, including reasonable attorneys' fees and disbursements (including the allocated costs of in-house counsel), whether or not an action is filed in connection therewith.

                    Subject to the provisions of the Loan Agreement, the undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable laws.

                    This Non-Revolving Line Note shall be delivered to and accepted by the Bank in the State of California, and shall be governed by, and construed and enforced in accordance with, the local laws thereof.


ARLEN AUTOMOTIVE, INC.,                    GRANT PRODUCTS, INC.,
a Delaware corporation                     a Delaware corporation


By /s/ Allan J. Marrus                     By /s/ Tommy A. Poteet
   -------------------                        -------------------
   Allan J. Marrus                            Tommy A. Poteet
   President                                  President


By /s/ Stephen B. Delman                   By /s/ Stephen B. Delman
   ---------------------                      ---------------------
   Stephen B. Delman                          Stephen B. Delman
   Assistant Secretary                        Assistant Secretary






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                                           G.T. STYLING, INC.,
                                           a California corporation


                                           By /s/ Jeffery J. Gati
                                              -------------------
                                              Jeffery J. Gati
                                               President

                                           By /s/ Stephen B. Delman
                                              ---------------------
                                              Stephen B. Delman
                                              Assistant Secretary





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